Exhibit 10.294

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of The Charles Schwab Corporation (“Schwab”) under the Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”) on the following terms:

Name of Recipient:	Joseph R. Martinetto

Total Number of Shares Granted:	9941

Fair Market Value per Share:	$20.3700

Total Fair Market Value of Award:	$202,498.17

Grant Date:	May 18, 2007

Vesting Schedule:	So long as you remain in service in good standing and subject to the terms of the Restricted Stock Agreement, the restricted shares subject to this award will become vested on the following dates and in the following amounts:

Number of Shares On Vesting Date
2485 on 05/18/2009
2485 on 05/18/2010
4971 on 05/18/2011

You and Schwab agree that this award is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement, both of which are made a part of this notice. Please review the Restricted Stock Agreement and the Plan carefully, as they explain the terms and conditions of this award. You agree that Schwab may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this award, you agree to all of the terms and conditions described above, in the Restricted Stock Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions.

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares that you are receiving.

Vesting	Subject to the provisions of this Agreement, this award becomes vested as provided in the Notice of Restricted Stock Award, of which this Restricted Stock Agreement is a part. Unvested shares will be considered “Restricted Shares.” If your service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to Schwab. You will receive no payment for Restricted Shares that are forfeited. Schwab determines when your service terminates for this purpose. For all purposes of this Agreement, “service” means continuous employment as a common-law employee of Schwab or a parent corporation or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Accelerated Vesting	This award will become fully vested if your service terminates on account of your death or disability. This award also will become fully vested if your service terminates on account of your retirement provided that your retirement occurs at least two years after the Grant Date indicated in the Notice of Restricted Stock Award. If, prior to the date your service terminates, Schwab is subject to a “change in control” (as defined in the Plan document), this award will become fully vested as of the date that the change in control occurs. If you are entitled to severance benefits under The Charles Schwab Severance Pay Plan (or any successor plan), then all or a portion of your award may be eligible for accelerated vesting under the terms of that plan.

Definition of Disability	For all purposes of this Agreement, “disability” means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan.

Definition of Retirement	If you are an employee of Schwab and its subsidiaries (other than U.S. Trust Corporation and its subsidiaries (“U.S. Trust”)),”retirement” means termination of service for any reason other than death at any time after you attain age 50, but only if, at the time of your termination, you have been credited with at least 7 years of service. If you are an employee of U.S. Trust,

“retirement “ means any termination of service for any reason other than death at any time after (1) you attain age 65, or (2) the sum of your age and credited years of service, at the time of your termination, is equal to or greater than 80, or (3) you attain age 60, but only if, at the time of your termination, you have been credited with at least 10 years of service.

The phrase “years of service “ above has the same meaning given to it under the SchwabPlan Retirement Savings and Investment Plan (or any successor plan).

If your employment is transferred to U.S. Trust and if you met the requirements for retirement at the time of transfer, then you will be deemed to have met the requirements of retirement at all times thereafter.

Section 83(b) Election	You may make an election pursuant to Section 83(b) of the Code within 30 days of the Grant Date to be taxed on the Restricted Shares prior to vesting.

Shares Restricted	You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without Schwab’s written consent until they are vested. Restricted Shares will be issued in your name but held by the Schwab Corporate Secretary as escrow agent. Schwab may instruct the transfer agent for its stock to place a legend on the certificates representing the Restricted Shares or may note in its records the applicable restrictions. The escrow agent will deliver Restricted Shares to you only after they become vested and after all other terms and conditions in this Agreement have been satisfied.

You may make a gift of Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by Schwab to be bound by all provisions of this Agreement as a condition for the transfer prior to the Restricted Shares becoming vested.

Committee Discretion	In its sole discretion, Schwab’s Compensation Committee (or its delegate) (the “Compensation Committee”) may lift the transfer restrictions or accelerate the vesting of Restricted Shares at any time.

Delivery of Shares After Death	In the event of your death prior to the date your service terminates, your shares will be delivered to your estate. The Compensation Committee, in its sole discretion, will determine the form and time of the distribution of shares to your estate.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Schwab’s policies or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Withholding Taxes	The Restricted Shares will not be released to you unless you have made acceptable arrangements to pay any applicable withholding of income and employment taxes that may be due as a result of this award or the vesting of the shares. With Schwab’s consent, these arrangements may include without limitation withholding shares of Schwab stock that otherwise would be issued to you when they vest.

Stockholder Rights	As a holder of Restricted Shares, you have the same voting, dividend and other rights as Schwab’s stockholders.

Contribution of Par Value	On your behalf Schwab will contribute to its capital an amount equal to the par value of the Restricted Shares issued to you.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker or director of Schwab and its subsidiaries for any specific duration or at all.

Limitation on Payments	If a payment from the Plan would constitute an excess parachute payment under 280G of the Code or if there have been certain securities law violations, then your award may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your award.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of the section on “Limitation on Payments,” the term “Schwab “ will include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

In the event that the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment “), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount; provided, however, that the Compensation Committee may specify in writing that the award will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount “ will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount). You will advise Schwab in writing of your election within 10 days of receipt of the notice. If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determination and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan, and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by Schwab could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment will be treated for all purposes as a loan to you which you will repay to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Claims Procedure	You may file a claim for benefits under the Plan by following the procedures prescribed by Schwab. If your claim is denied, generally you will receive written or electronic notification of the denial within 90 days of the date on which you filed the claim. If special circumstances require more time to make a decision about your claim, you will receive notification of when you may expect a decision. You may appeal the denial by submitting to the Plan Administrator a written request for review within 30 days of receiving notification of the denial. Your request should include all facts upon which your appeal is based. Generally, the Plan Administrator will provide you with written or electronic notification of its decision within 90 days after receiving the review request. If special circumstances require more time to make a decision about your request, you will receive notification of when you may expect a decision.

Plan Administration	The Plan Administrator has discretionary authority to make all determinations related to this award and to construe the terms of the Plan, the Notice of Restricted Stock Award and this Agreement. The Plan Administrator’s determinations are conclusive and binding on all persons.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Schwab stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in California.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Restricted Stock Award and the Plan constitute the entire understanding between you and Schwab regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.